Exhibit 99.4

EARTHSTONE ENERGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$49,500	$—
Accounts receivable:
Oil, natural gas, and natural gas liquids revenues	111,436	161,531
Joint interest billings and other, net of allowance of $19 and $19 at June 30, 2023 and December 31, 2022, respectively	24,196	34,549
Derivative asset	7,106	31,331
Prepaid expenses and other current assets	19,658	18,854

Total current assets	211,896	246,265

Oil and gas properties, successful efforts method:
Proved properties	4,348,453	3,987,901
Unproved properties	280,221	282,589
Land	5,482	5,482

Total oil and gas properties	4,634,156	4,275,972

Accumulated depreciation, depletion and amortization	(832,886)	(619,196)

Net oil and gas properties	3,801,270	3,656,776

Other noncurrent assets:
Office and other equipment, net of accumulated depreciation of $6,090 and $5,273 at June 30, 2023 and December 31, 2022, respectively	6,056	5,394
Derivative asset	2,284	9,117
Operating lease right-of-use assets	6,573	4,569
Other noncurrent assets	92,362	15,280

TOTAL ASSETS	$4,120,441	$3,937,401

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$53,824	$91,815
Revenues and royalties payable	166,380	163,368
Accrued expenses	102,201	80,942
Asset retirement obligation	860	948
Derivative liability	31,702	14,053
Advances	11,449	7,312
Operating lease liabilities	906	842
Finance lease liabilities	1,083	802
Other current liabilities	14,335	16,202

Total current liabilities	382,740	376,284
Noncurrent liabilities:
Long-term debt, net	1,021,555	1,053,879
Deferred tax liability	174,565	138,336
Asset retirement obligation	29,695	29,611
Derivative liability	10,624	—
Operating lease liabilities	3,524	3,889
Finance lease liabilities	1,151	876
Other noncurrent liabilities	4,760	10,509

Total noncurrent liabilities	1,245,874	1,237,100

Commitments and Contingencies (Note 13)
Equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; none issued or outstanding	—	—
Class A Common Stock, $0.001 par value, 200,000,000 shares authorized; 106,331,055 and 105,547,139 issued and outstanding at June 30, 2023 and December 31, 2022, respectively	106	106
Class B Common Stock, $0.001 par value, 50,000,000 shares authorized; 34,257,641 and 34,259,641 issued and outstanding at June 30, 2023 and December 31, 2022, respectively	34	34
Additional paid-in capital	1,345,657	1,346,463
Retained earnings	411,301	292,711

Total Earthstone Energy, Inc. equity	1,757,098	1,639,314
Noncontrolling interest	734,729	684,703

Total equity	2,491,827	2,324,017

TOTAL LIABILITIES AND EQUITY	$4,120,441	$3,937,401

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

EARTHSTONE ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
REVENUES
Oil	$294,997	$286,632	$612,375	$424,384
Natural gas	20,649	96,125	50,667	119,083
Natural gas liquids	54,362	89,794	120,102	125,234

Total revenues	370,008	472,551	783,144	668,701

OPERATING COSTS AND EXPENSES
Lease operating expense	87,602	50,514	175,580	72,145
Production and ad valorem taxes	31,805	34,195	64,958	47,510
Depreciation, depletion and amortization	109,990	66,463	220,740	100,789
Impairment expense	854	—	854	—
General and administrative expense	19,992	14,077	37,571	26,383
Transaction costs	208	(402)	401	10,340
Accretion of asset retirement obligation	646	708	1,275	1,105
Exploration expense	6,082	—	6,548	92

Total operating costs and expenses	257,179	165,555	507,927	258,364

Gain on sale of oil and gas properties	49,254	—	46,114	—
Income from operations	162,083	306,996	321,331	410,337
OTHER INCOME (EXPENSE)
Interest expense, net	(22,092)	(16,625)	(44,948)	(21,943)
Write-off of deferred financing costs	—	—	(5,109)	—
Loss on derivative contracts, net	(40,309)	(49,907)	(66,773)	(201,387)
Other income, net	819	249	812	296

Total other income (expense)	(61,582)	(66,283)	(116,018)	(223,034)

Income before income taxes	100,501	240,713	205,313	187,303
Income tax expense	(18,053)	(22,688)	(36,654)	(21,155)

Net income	82,448	218,025	168,659	166,148
Less: Net income attributable to noncontrolling interest	24,406	73,140	50,069	54,741

Net income attributable to Earthstone Energy, Inc.	$58,042	$144,885	$118,590	$111,407

Net income per common share attributable to Earthstone Energy, Inc.:
Basic	$0.55	$1.85	$1.12	$1.57

Diluted	$0.54	$1.46	$1.10	$1.37

Weighted average common shares outstanding:
Basic	106,209,657	78,291,037	106,091,850	70,909,353

Diluted	107,336,695	102,410,036	107,438,062	84,266,422

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

EARTHSTONE ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)

(In thousands, except share amounts)

	Issued Shares
	Series A Convertible Preferred Stock	Class A Common Stock	Class B Common Stock	Series A Convertible Preferred Stock	Class A Common Stock	Class B Common Stock	Additional Paid-in Capital	Retained Earnings	Total Earthstone Energy, Inc. Equity	Noncontrolling Interest	Total Equity
At December 31, 2022	—	105,547,139	34,259,641	$—	$106	$34	$1,346,463	$292,711	$1,639,314	$684,703	$2,324,017
Stock-based compensation expense	—	—	—	—	—	—	3,844	—	3,844	—	3,844
Vesting of restricted stock units, net of taxes paid	—	756,429	—	—	—	—	—	—	—	—	—
Class A Shares retained by the Company in exchange for payment of recipient mandatory tax withholdings	—	460,473	—	—	—	—	(6,342)	—	(6,342)	—	(6,342)
Cancellation of Treasury shares	—	(460,473)	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	60,548	60,548	25,663	86,211

At March 31, 2023	—	106,303,568	34,259,641	—	$106	$34	$1,343,965	$353,259	$1,697,364	710,366	$2,407,730

Stock-based compensation expense	—	—	—	—	—	—	3,937	—	3,937	—	3,937
Vesting of restricted stock units, net of taxes paid	—	131,381	—	—	—	—	—	—	—	—	—
Class A Shares retained by the Company in exchange for payment of recipient mandatory tax withholdings	—	56,683	—	—	—	—	(799)	—	(799)	—	(799)
Cancellation of Treasury shares	—	(56,683)	—	—	—	—	—	—	—	—	—
Class B Common Stock converted to Class A Common Stock	—	2,000	(2,000)	—	—	—	43	—	43	(43)	—
Settlement of Chisholm escrow shares	—	(105,894)	—	—	—	—	(1,489)	—	(1,489)	—	(1,489)
Net income	—	—	—	—	—	—	—	58,042	58,042	24,406	82,448

At June 30, 2023	—	106,331,055	34,257,641	—	$106	$34	$1,345,657	$411,301	$1,757,098	734,729	$2,491,827

	Issued Shares
	Series A Convertible Preferred Stock	Class A Common Stock	Class B Common Stock	Series A Convertible Preferred Stock	Class A Common Stock	Class B Common Stock	Additional Paid-in Capital	(Accumulated Deficit)	Total Earthstone Energy, Inc. Equity	Noncontrolling Interest	Total Equity
At December 31, 2021	—	53,467,307	34,344,532	$—	$53	$34	$718,181	$(159,774)	$558,494	$487,767	$1,046,261
Stock-based compensation expense - equity portion	—	—	—	—	—	—	2,301	—	2,301	—	2,301
Shares issued in connection with Chisholm Acquisition	—	19,417,476	—	—	19	—	249,496	—	249,515	—	249,515
Vesting of restricted stock units, net of taxes paid	—	483,251	—	—	1	—	(1)	—	—	—	—
Class A Shares retained by the Company in exchange for payment of recipient mandatory tax withholdings	—	286,892	—	—	—	—	(3,898)	—	(3,898)	—	(3,898)
Cancellation of Treasury shares	—	(286,892)	—	—	—	—	—	—	—	—	—
Class B Common Stock converted to Class A Common Stock	—	72,766	(72,766)	—	—	—	1,014	—	1,014	(1,014)	—
Net loss	—	—	—	—	—	—	—	(33,478)	(33,478)	(18,399)	(51,877)

At March 31, 2022	—	73,440,800	34,271,766	—	$73	$34	$967,093	$(193,252)	$773,948	$468,354	$1,242,302

Stock-based compensation expense - equity portion	—	—	—	—	—	—	2,693	—	2,693	—	2,693
Issuance of Series A Convertible Preferred Stock, net of offering costs of $674	280,000	—	—	—	—	—	279,326	—	279,326	—	279,326
Shares issued in connection with Bighorn Acquisition	—	5,650,977	—	—	6	—	77,751	—	77,757	—	77,757
Vesting of restricted stock units, net of taxes paid	—	115,521	—	—	—	—	—	—	—	—	—
Class A Shares retained by the Company in exchange for payment of recipient mandatory tax withholdings	—	48,232	—	—	—	—	(719)	—	(719)	—	(719)
Cancellation of Treasury shares	—	(48,232)	—	—	—	—	—	—	—	—	—
Class B Common Stock converted to Class A Common Stock	—	10,125	(10,125)	—	—	—	149	—	149	(149)	—
Net income	—	—	—	—	—	—	—	144,885	144,885	73,140	218,025

At June 30, 2022	280,000	79,217,423	34,261,641	—	$79	$34	$1,326,293	$(48,367)	$1,278,039	$541,345	$1,819,384

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

EARTHSTONE ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$168,659	$166,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	220,740	100,789
Impairment of oil and gas properties	854	—
Accretion of asset retirement obligations	1,275	1,105
Settlement of asset retirement obligations	(1,036)	(475)
Gain on sale of oil and gas properties	(46,114)	—
Gain on sale of office and other equipment	(33)	(46)
Total loss on derivative contracts, net	66,773	201,387
Operating portion of net cash paid in settlement of derivative contracts	(7,443)	(110,785)
Stock-based compensation - equity and liability awards	12,453	11,790
Deferred income taxes	36,229	20,546
Write-off of deferred financing costs	5,109	—
Amortization of deferred financing costs	3,459	2,069
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	63,303	(184,315)
(Increase) decrease in prepaid expenses and other current assets	(834)	(11,103)
Increase (decrease) in accounts payable and accrued expenses	(62,031)	64,658
Increase (decrease) in revenues and royalties payable	11,267	85,570
Increase (decrease) in advances	4,137	(9,661)

Net cash provided by operating activities	476,767	337,677

Cash flows from investing activities:
Acquisition of oil and gas properties, net of cash acquired	(76,078)	(1,035,289)
Additions to oil and gas properties	(357,186)	(180,381)
Additions to office and other equipment	(482)	(1,356)
Proceeds from sales of oil and gas properties	56,062	—

Net cash used in investing activities	(377,684)	(1,217,026)

Cash flows from financing activities:
Proceeds from borrowings under Credit Agreement	1,890,487	1,471,572
Repayments of borrowings under Credit Agreement	(2,160,624)	(1,396,572)
Proceeds from issuance of 8.000% Senior Notes due 2027, net	—	537,250
Proceeds from issuance of 9.875% Senior Notes due 2031, net	481,215	—
Repayment of term loan	(250,000)	—
Proceeds from issuance of Series A Convertible Preferred Stock, net of offering costs of $674	—	279,326
Cash paid related to the exchange and cancellation of Class A Common Stock	(7,141)	(4,617)
Cash paid for finance leases	(441)	—
Deferred financing costs	(3,079)	(11,623)

Net cash (used in) provided by financing activities	(49,583)	875,336

Net increase (decrease) in cash and cash equivalents	49,500	(4,013)
Cash and cash equivalents at beginning of period	—	4,013

Cash and cash equivalents at end of period	$49,500	$—

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation and Summary of Significant Accounting Policies

Earthstone Energy, Inc., a Delaware corporation (“Earthstone” and together with its consolidated subsidiaries, the “Company”), is a growth-oriented independent oil and natural gas development and production company. In addition, the Company is active in corporate mergers and the acquisition of oil and natural gas properties that have production and future development opportunities. The Company’s operations are all in the upstream segment of the oil and natural gas industry and all its properties are onshore in Texas and New Mexico.

Earthstone is the sole managing member of Earthstone Energy Holdings, LLC, a Delaware limited liability company (together with its wholly-owned consolidated subsidiaries, “EEH”), with a controlling interest in EEH. Earthstone, together with its wholly-owned subsidiary, Lynden Energy Corp., a corporation organized under the laws of British Columbia (“Lynden Corp”), and Lynden Corp’s wholly-owned consolidated subsidiary, Lynden USA Inc., a Utah corporation (“Lynden US”), collectively own a 75.6% interest in EEH. The Company consolidates the financial results of EEH and presents a noncontrolling interest in the Condensed Consolidated Financial Statements representing the economic interests of EEH’s members other than Earthstone and Lynden US. Each of the outstanding shares of Class A common stock, $0.001 par value per share of Earthstone (the “Class A Common Stock”), has a corresponding unit of limited liability company interests denominated as a common unit in EEH (an “EEH Unit”). Each of the outstanding shares of Class B common stock, $0.001 par value per share of Earthstone (the “Class B Common Stock” and with the Class A Common Stock, “Common Stock”), has a corresponding EEH Unit and collectively represent the noncontrolling interests in the Condensed Consolidated Financial Statements.

At any time, at the holder’s discretion, a holder of an EEH Unit and a share of Class B Common Stock may receive a share of Class A Common Stock in exchange for an EEH Unit and a corresponding share of Class B Common Stock, resulting in the immediate cancellation of both the EEH Unit and share of Class B Common Stock exchanged. As of June 30, 2023, outstanding common shares of Earthstone, along with the equal number of corresponding outstanding EEH Units, were approximately 140.6 million, consisting of 106.3 million shares of Class A Common Stock and 34.3 million shares of Class B Common Stock.

The accompanying unaudited Condensed Consolidated Financial Statements and notes thereto have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to interim financial statements. Pursuant to such rules and regulations, certain disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been omitted. The accompanying unaudited Condensed Consolidated Financial Statements and notes should be read in conjunction with the financial statements and notes included in Earthstone’s 2022 Annual Report on Form 10-K.

The information furnished herein reflects all adjustments that are, in the opinion of management, necessary for the fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented. Any such adjustments are of a normal, recurring nature. The Company’s Condensed Consolidated Balance Sheet as of December 31, 2022 is derived from the audited Consolidated Financial Statements at that date.

For the purposes of these Condensed Consolidated Financial Statements, short-term investments, which have an original maturity of three months or less, are considered cash equivalents.

Note 2. Noncontrolling Interest

Earthstone consolidates the financial results of EEH and its subsidiaries and records a noncontrolling interest for the economic interest in Earthstone held by the members of EEH other than Earthstone and Lynden US. Net income attributable to noncontrolling interest in the Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2023 and 2022 represents the portion of net income attributable to the economic interest in the Company held by the members of EEH other than Earthstone and Lynden US. Noncontrolling interest in the Condensed Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022 represents the portion of net assets of the Company attributable to the members of EEH other than Earthstone and Lynden US.

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table presents the changes in noncontrolling interest for the six months ended June 30, 2023:

	EEH Units Held By Earthstone and Lynden US	%	EEH Units Held By Others	%	Total EEH Units Outstanding
As of December 31, 2022	105,547,139	75.5%	34,259,641	24.5%	139,806,780
EEH Units exchanged for shares of Class A Common Stock	2,000		(2,000)		—
EEH Units cancelled in connection with the settlement of Chisholm escrow shares	(105,894)		—		(105,894)
EEH Units issued in connection with the vesting of restricted stock units and performance units	887,810		—		887,810

As of June 30, 2023	106,331,055	75.6%	34,257,641	24.4%	140,588,696

Note 3. Fair Value Measurements

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. FASB ASC Topic 820 provides a framework for measuring fair value, establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and requires consideration of the counterparty’s creditworthiness when valuing certain assets.

The three-level fair value hierarchy for disclosure of fair value measurements defined by FASB ASC Topic 820 is as follows:

Level 1 – Unadjusted, quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is defined as a market where transactions for the financial instrument occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Inputs, other than quoted prices within Level 1, that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 – Prices or valuations that require unobservable inputs that are both significant to the fair value measurement and unobservable. Valuation under Level 3 generally involves a significant degree of judgment from management.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument’s complexity. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the six months ended June 30, 2023.

Fair Value on a Recurring Basis

Derivative Financial Instruments

Derivative financial instruments are carried at fair value and measured on a recurring basis. The derivative financial instruments consist of fixed price swaps, basis swaps, costless collars and deferred premium put options. The Company’s commodity price hedges are valued based on discounted future cash flow models that are primarily based on published forward commodity price curves; thus, these inputs are designated as Level 2 within the valuation hierarchy.

The fair values of derivative instruments in asset positions include measures of counterparty nonperformance risk, and the fair values of derivative instruments in liability positions include measures of the Company’s nonperformance risk. These measurements were not material to the Condensed Consolidated Financial Statements.

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Share-based Compensation Liability

Certain of our performance-based stock awards (“PSUs”) and performance-based restricted stock units (“PRSUs” and collectively with the PSUs, “performance units”) may be payable in cash. The Company classifies the awards that may be settled in cash as liability awards. These awards are valued quarterly utilizing the Monte Carlo Simulation pricing model, which calculates multiple potential outcomes for an award and establishes grant date fair value based on the most likely outcome. The inputs for the Monte Carlo model are designated as Level 2 within the valuation hierarchy. The share-based compensation liability related to the performance unit liability awards is included in Other noncurrent liabilities in the Condensed Consolidated Balance Sheet as of June 30, 2023.

The following table summarizes the fair value of the Company’s financial assets and liabilities, by level within the fair-value hierarchy (in thousands):

	Level 1	Level 2	Level 3	Total
June 30, 2023
Financial assets
Derivative asset - current	$—	$7,106	$—	$7,106
Derivative asset - noncurrent	—	2,284	—	2,284

Total financial assets	$—	$9,390	$—	$9,390

Financial liabilities
Derivative liability - current	$—	$31,702	$—	$31,702
Derivative liability - noncurrent	—	10,624	—	10,624
Share-based compensation liability - current	—	12,722	—	12,722
Share-based compensation liability - noncurrent	—	2,179	—	2,179

Total financial liabilities	$—	$57,227	$—	$57,227

December 31, 2022
Financial assets
Derivative asset - current	$—	$31,331	$—	$31,331
Derivative asset - noncurrent	—	9,117	—	9,117

Total financial assets	$—	$40,448	$—	$40,448

Financial liabilities
Derivative liability - current	$—	$14,053	$—	$14,053
Share-based compensation liability - current	—	14,411	—	14,411
Share-based compensation liability - noncurrent	—	10,357	—	10,357

Total financial liabilities	$—	$38,821	$—	$38,821

Other financial instruments include cash, accounts receivable and payable, and revenue royalties. The carrying amount of these instruments approximates fair value because of their short-term nature. The Company’s revolving credit facility obligation bears interest at floating market rates, therefore carrying amounts and fair value of any outstanding amounts would be approximately equal. The 2027 Notes and 2031 Notes bear interest at fixed rates.

Fair Value on a Nonrecurring Basis

The Company applies the provisions of the fair value measurement standard on a non-recurring basis to its non-financial assets and liabilities, including oil and gas properties, business combinations and asset retirement obligations. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments if events or changes in certain circumstances indicate that adjustments may be necessary. No triggering events that require assessment were observed during the six months ended June 30, 2023. See further discussion in Note 6. Oil and Natural Gas Properties.

Items Not Recorded at Fair Value

The carrying amounts reported on the unaudited consolidated balance sheets for cash, accounts receivable, prepaid expenses, other current assets accounts payable, revenues and royalties payable, accrued expenses and other current liabilities approximate their fair values.

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company has not elected to account for its debt instruments at fair value. Borrowings under the revolving tranche and term loan tranche of the Company’s credit facility bear interest at floating market rates, therefore the carrying amounts and fair values were approximately equal as of June 30, 2023 and December 31, 2022. The carrying value of the 2027 Notes, net of $9.7 million of deferred financing costs, of $540.3 million and accrued interest of $9.3 million had an estimated fair value of $530.9 million as of June 30, 2023. The carrying value of the 2031 Notes, net of the $10.2 million original issue discount and $8.6 million of deferred financing costs, of $481.2 million and accrued interest of $0.1 million had an estimated fair value of $494.7 million as of June 30, 2023. There were no other debt instruments outstanding at June 30, 2023.

Note 4. Derivative Financial Instruments

Commodity Derivative Instruments

The Company’s hedging activities primarily consist of derivative instruments entered into in order to hedge against changes in oil and natural gas prices through the use of fixed price swap agreements, costless collars and deferred premium put options. Swaps exchange floating price risk in the future for a fixed price at the time of the hedge. Costless collars set both a maximum (sold ceiling) and a minimum (bought floor) future price. A deferred premium put option represents a bought floor except, unlike a standard put option, the premium is not paid until the expiration of the option. Consistent with its hedging policy, the Company has entered into a series of derivative instruments to hedge a portion of its expected oil and natural gas production through December 31, 2024 and maintains certain natural gas basis swaps through December 31, 2025. Typically, these derivative instruments require payments to (receipts from) counterparties based on specific indices as required by the derivative agreements. Although not risk free, the Company believes these instruments reduce its exposure to oil and natural gas price fluctuations and, thereby, allow the Company to achieve a more predictable cash flow. The Company does not enter into derivative instruments for trading or other speculative purposes.

The Company’s derivative instruments are cash flow hedge transactions in which it is hedging the variability of cash flow related to a forecasted transaction. These transactions are recorded in the Condensed Consolidated Financial Statements in accordance with FASB ASC Topic 815. The Company has accounted for these transactions using the mark-to-market accounting method. Generally, the Company incurs accounting losses on derivatives during periods where prices are rising and gains during periods where prices are falling which may cause significant fluctuations in the Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Operations.

The Company nets its derivative instrument fair value amounts executed with each counterparty pursuant to an International Swap Dealers Association Master Agreement (“ISDA”), which provides for net settlement over the term of the contract. The ISDA is a standard contract that governs all derivative contracts entered into between the Company and the respective counterparty. The ISDA allows for offsetting of amounts payable or receivable between the Company and the counterparty, at the election of both parties, for transactions that occur on the same date and in the same currency.

The following table sets forth the Company’s open crude oil and natural gas derivative contracts as of June 30, 2023. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Price Swaps
Period	Commodity	Volume (Bbls / MMBtu)	Weighted Average Price ($/Bbl / $/MMBtu)
Q3 - Q4 2023	Crude Oil	1,145,200	$74.90
Q1 - Q4 2024	Crude Oil	621,600	$69.28
Q3 - Q4 2023	Crude Oil Basis Swap (1)	4,692,000	$0.92
Q3 - Q4 2023	Natural Gas	2,300,000	$3.35
Q3 - Q4 2023	Natural Gas Basis Swap (2)	25,760,000	$(1.67)
Q1 - Q4 2024	Natural Gas Basis Swap (2)	36,600,000	$(1.05)
Q1 - Q4 2025	Natural Gas Basis Swap (2)	14,600,000	$(0.74)

(1)	The basis differential price is between WTI Midland Crude and the WTI NYMEX.
(2)	The basis differential price is between W. Texas (WAHA) and the Henry Hub NYMEX.

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Costless Collars
Period	Commodity	Volume (Bbls / MMBtu)	Bought Floor ($/Bbl / $/MMBtu)	Sold Ceiling ($/Bbl / $/MMBtu)
Q3 - Q4 2023	Crude Oil Costless Collar	2,120,800	$62.73	$85.26
Q1 - Q4 2024	Crude Oil Costless Collar	732,000	$60.00	$76.01
Q3 - Q4 2023	Natural Gas Costless Collar	13,298,800	$3.12	$5.21
Q1 - Q4 2024	Natural Gas Costless Collar	14,640,000	$2.56	$4.51

	Deferred Premium Puts
Period	Commodity	Volume (Bbls / MMBtu)	$/Bbl (Put Price)	$/Bbl (Net of Premium)
Q3 - Q4 2023	Crude Oil	791,200	$70.00	$64.54
Q1 - Q4 2024	Crude Oil	915,000	$65.00	$60.04

The following table summarizes the location and fair value amounts of all derivative instruments in the Condensed Consolidated Balance Sheets as well as the gross recognized derivative assets, liabilities, and amounts offset in the Condensed Consolidated Balance Sheets (in thousands):

		June 30, 2023			December 31, 2022
Derivatives not designated as hedging contracts under ASC Topic 815	Balance Sheet Location	Gross Recognized Assets / Liabilities	Gross Amounts Offset	Net Recognized Assets / Liabilities	Gross Recognized Assets / Liabilities	Gross Amounts Offset	Net Recognized Assets / Liabilities
Commodity contracts	Derivative asset - current	$20,420	$(13,314)	$7,106	$51,803	$(20,472)	$31,331
Commodity contracts	Derivative liability - current	$45,016	$(13,314)	$31,702	$34,525	$(20,472)	$14,053
Commodity contracts	Derivative asset - noncurrent	$3,516	$(1,232)	$2,284	$9,117	$—	$9,117
Commodity contracts	Derivative liability - noncurrent	$11,856	$(1,232)	$10,624	$—	$—	$—

The following table summarizes the location and amounts of the Company’s realized and unrealized gains and losses on derivatives instruments in the Condensed Consolidated Statements of Operations and Condensed Consolidated Statements of Cash Flows (in thousands):

Derivatives not designated as hedging contracts under ASC Topic 815			Three Months Ended June 30,		Six Months Ended June 30,
	Statement of Cash Flows Location	Statement of Operations Location	2023	2022	2023	2022
Unrealized (loss) gain	Not separately presented	Not separately presented	$(39,891)	$29,192	$(59,330)	$(90,602)
Realized loss	Operating portion of net cash paid in settlement of derivative contracts	Not separately presented	(418)	(79,099)	(7,443)	(110,785)

	Total loss on derivative contracts, net	Loss on derivative contracts, net	$(40,309)	$(49,907)	$(66,773)	$(201,387)

Note 5. Acquisitions and Divestitures

Novo Acquisition

On June 14, 2023, EEH entered into (i) a Securities Purchase Agreement (the “Novo Purchase Agreement”) with Novo Oil & Gas Legacy Holdings, LLC (“Holdings”), Novo Intermediate, LLC (“Intermediate,” and together with Holdings, collectively, the “Sellers”) and Novo Oil & Gas Holdings, LLC (“Novo”), pursuant to which EEH will acquire 100% of the issued and outstanding equity interests (the “Subject Securities”) of Novo (the “Novo Acquisition”); and (ii) an Acquisition and Cooperation Agreement (the “Cooperation Agreement”) with Northern Oil and Gas, Inc. (“NOG”), pursuant to which NOG has agreed to acquire, immediately after the closing of the Novo Acquisition, an undivided 1/3 interest in Novo’s oil and natural gas properties and related assets (the “Novo Assets”) acquired pursuant to the Novo Purchase Agreement (the “Novo Divestiture” and, together with the Novo Acquisition, the “Novo Transactions”). A Significant Shareholder is the majority owner of the Sellers.

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Under the terms and conditions of the Novo Purchase Agreement, which has an economic effective date of May 1, 2023, the aggregate consideration to be paid to the Sellers in the Novo Acquisition will consist of $1.5 billion in cash (the “Novo Consideration”), subject to customary purchase price adjustments. Pursuant to the Novo Purchase Agreement, on the execution date thereof, EEH (together with NOG) deposited approximately $112.5 million (the “Acquisition Deposit”) into escrow, which will be credited toward the Novo Consideration payable at the closing of the Novo Acquisition. EEH’s portion of the deposit was $75 million which is included in Other noncurrent assets in the Condensed Consolidated Balance Sheets (Unaudited) as of June 30, 2023.

Immediately after the consummation of the Novo Acquisition, pursuant to the Cooperation Agreement, EEH has agreed to transfer to NOG an undivided 1/3 interest in the Novo Assets acquired pursuant to the Novo Purchase Agreement in exchange for consideration of approximately $500.0 million in cash, subject to certain customary purchase price adjustments. As a result, assuming an undivided 1/3 interest in the Novo Assets are transferred at the closing of the Cooperation Agreement, the Company will have acquired Novo, and retained ownership of an undivided 2/3 interest in the Novo Assets, for an unadjusted aggregate purchase price of approximately $1.0 billion in cash.

The Sellers and Purchaser have made customary representations and warranties in the Novo Purchase Agreement. The Novo Purchase Agreement also contains customary covenants and agreements, including, among others, covenants and agreements relating to (a) the conduct of Novo’s businesses during the period between the execution of the Novo Purchase Agreement and closing of the Novo Acquisition and (b) the efforts of the parties to cause the Novo Acquisition to be completed, including obtaining any required governmental approval and causing any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 to expire or terminate.

Titus Acquisition

On June 27, 2022, Earthstone and EEH, as buyer, and Titus Oil & Gas Production, LLC, a Delaware limited liability company, Titus Oil & Gas Corporation, a Delaware corporation, Lenox Minerals, LLC, a Delaware limited liability company and Lenox Mineral Title Holdings, Inc., a Delaware corporation (collectively, “Titus I”), as seller, entered into a purchase and sale agreement (the “Titus I Purchase Agreement”) which provided that EEH or its designated wholly-owned subsidiary would acquire (the “Titus I Acquisition”) interests in oil and gas leases and related property of Titus I located in the Northern Delaware Basin of New Mexico (the “Titus I Assets”). Also on June 27, 2022, Earthstone and EEH, as buyer, and Titus Oil & Gas Production II, LLC, a Delaware limited liability company, Lenox Minerals II, LLC, a Delaware limited liability company and Lenox Mineral Holdings II, Inc., a Delaware limited liability company (collectively, “Titus II” and together with Titus I, “Titus”), as seller, entered into a purchase and sale agreement (the “Titus II Purchase Agreement” and together with the Titus I Purchase Agreement, the “Titus Purchase Agreements”) which provided that EEH or its designated wholly-owned subsidiary would acquire (the “Titus II Acquisition” and together with the Titus I Acquisition, the “Titus Acquisition”) interests in oil and gas leases and related property of Titus II located in the Northern Delaware Basin of New Mexico (the “Titus II Assets” and together with the Titus I Assets, the “Titus Assets”).

On August 10, 2022, the transactions contemplated in the Titus Purchase Agreements were consummated whereby EEH acquired the Titus Assets for aggregate consideration of approximately $568.5 million in cash, net of customary purchase price adjustments, and 3,857,015 shares of Class A Common Stock.

The Titus Acquisition was accounted for as an asset acquisition. The consideration paid by the Company and allocation of that amount to the underlying assets acquired, on a relative fair value basis, was recorded on the Company’s books as of the date of the closing of the Titus Acquisition. Additionally, costs directly related to the Titus Acquisition were capitalized as a component of the purchase price. The consideration transferred, assets acquired and liabilities assumed by the Company were recorded as follows (in thousands, except share amounts and stock price):

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Consideration:
Shares of Class A Common Stock issued	3,857,015
Class A Common Stock price as of August 10, 2022	$13.89

Class A Common Stock consideration	53,574
Cash consideration	567,334
Direct transaction costs	1,202

Total consideration transferred	$622,110

Assets acquired:
Oil and gas properties	$626,696

Amount attributable to assets acquired	$626,696

Liabilities assumed:
Current liabilities	$3,672
Noncurrent liabilities - ARO	914

Amount attributable to liabilities assumed	$4,586

Bighorn Acquisition

On January 30, 2022, Earthstone, EEH, as buyer, and Bighorn Asset Company, LLC, a Delaware limited liability company (“Bighorn”), as seller, entered into a purchase and sale agreement (the “Bighorn Agreement”). Pursuant to the Bighorn Agreement, EEH acquired (the “Bighorn Acquisition”) interests in oil and gas leases and related property of Bighorn located in the Midland Basin, Texas (the “Bighorn Assets”).

On April 14, 2022, Earthstone, EEH and Bighorn consummated the transactions contemplated in the Bighorn Agreement whereby EEH acquired the Bighorn Assets for aggregate consideration of approximately $628.3 million in cash, net of customary purchase price adjustments, and 5,650,977 shares Class A Common Stock.

The Bighorn Acquisition was accounted for as an asset acquisition. The consideration paid by the Company and allocation of that amount to the underlying assets acquired, on a relative fair value basis, was recorded on the Company’s books as of the date of the closing of the Bighorn Acquisition. Additionally, costs directly related to the Bighorn Acquisition were capitalized as a component of the purchase price. The consideration transferred, assets acquired and liabilities assumed by the Company were recorded as follows (in thousands, except share amounts and stock price):

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Consideration:
Shares of Class A Common Stock issued	5,650,977
Class A Common Stock price as of April 14, 2022	$13.76

Class A Common Stock consideration	77,757
Cash consideration	625,887
Direct transaction costs	2,397

Total consideration transferred	$706,041

Assets acquired:
Current assets	$769
Oil and gas properties	746,211

Amount attributable to assets acquired	$746,980

Liabilities assumed:
Suspense payable	$25,710
Other current liabilities	2,035
Noncurrent liabilities - ARO	13,194

Amount attributable to liabilities assumed	$40,939

Chisholm Acquisition

On December 15, 2021, Earthstone, EEH, as buyer, Chisholm Energy Operating, LLC (“OpCo”) and Chisholm Energy Agent, Inc. (“Agent” and collectively with OpCo, “Chisholm”), collectively as seller, entered into a Purchase and Sale Agreement (the “Chisholm Agreement”), which provided that EEH would acquire (the “Chisholm Acquisition”) interests in oil and gas leases and related property of Chisholm located in Lea County and Eddy County, New Mexico (the “Chisholm Assets”).

On February 15, 2022, Earthstone, EEH and Chisholm consummated the transactions contemplated in the Chisholm Agreement whereby EEH acquired the Chisholm Assets for aggregate consideration consisting of: (i) approximately $313.9 million in cash, net of customary purchase price adjustments, paid at the closing of the Chisholm Acquisition, (ii) $70 million in cash paid on April 15, 2022 and (iii) 19,417,476 shares of Class A Common Stock. The fair value of each share of Class A Common Stock was determined using the closing sales price of $12.85 per share on February 15, 2022. On April 10, 2023, 105,894 shares of Class A Common Stock were released to Earthstone from escrow and canceled in connection with the settlement of the Chisholm Acquisition. A Significant Shareholder, as identified below, was the majority owner of Chisholm as of the closing of the Chisholm Acquisition. See Note 12. Related Party Transactions for further discussion.

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Chisholm Acquisition has been accounted for as a business combination using the acquisition method of accounting, with Earthstone identified as the acquirer. The consideration transferred, fair value of assets acquired and liabilities assumed by Earthstone were recorded as follows (in thousands, except share amounts and stock price):

Consideration:
Shares of Class A Common Stock issued	19,311,582
Class A Common Stock price as of February 15, 2022	$12.85

Class A Common Stock consideration	248,154
Cash consideration	383,877

Total consideration transferred	$632,031

Fair value of assets acquired:
Oil and gas properties	$642,391

Amount attributable to assets acquired	$642,391

Fair value of liabilities assumed:
Other current liabilities	$4,389
Asset retirement obligation - noncurrent	5,971

Amount attributable to liabilities assumed	$10,360

The fair value measurements of assets acquired and liabilities assumed are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair value of oil and gas properties and asset retirement obligations were measured using the discounted cash flow technique of valuation.

Significant inputs to the valuation of oil and gas properties include estimates of: (i) reserves, (ii) future operating and development costs, (iii) future commodity prices, (iv) future plugging and abandonment costs, (v) estimated future cash flows, and (vi) a market-based weighted average cost of capital rate. These inputs require significant judgments and estimates and are the most sensitive and subject to change.

Divestitures

During the three and six months ended June 30, 2023, the Company sold certain non-core properties for approximately $54.2 million and $56.1 million, respectively, in cash, resulting in net gains of approximately $49.3 million and $46.1 million, respectively, recorded in Gain on sale of oil and gas properties, net in the Condensed Consolidated Statements of Operations for each of the periods then ended. There were no material divestitures during the six months ended June 30, 2022.

Note 6. Oil and Natural Gas Properties

The Company follows the successful efforts method of accounting for its oil and natural gas properties. Under this method, costs to acquire oil and natural gas properties, drill and equip exploratory wells that find proved reserves, and drill and equip development wells are capitalized. Exploration costs, including unsuccessful exploratory wells and geological and geophysical costs, are charged to operations as incurred. Upon sale or retirement of oil and natural gas properties, the costs and related accumulated depreciation, depletion and amortization are eliminated from the accounts and the resulting gain or loss is recognized.

Costs incurred to maintain wells and related equipment, lease and well operating costs, and other exploration costs are charged to expense as incurred. Gains and losses arising from the sale of properties are included in Income from operations in the Condensed Consolidated Statements of Operations.

The Company’s lease acquisition costs and development costs of proved oil and natural gas properties are amortized using the units-of-production method, at the field level, based on total proved reserves and proved developed reserves, respectively. For the three and six months ended June 30, 2023, depletion expense for oil and gas producing property and related equipment was $109.6 million and $219.9 million, respectively For the three and six months ended June 30, 2022, depletion expense for oil and gas producing property and related equipment was $66.2 million and $100.3 million, respectively.

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Our accrual basis capital expenditures for the three and six months ended June 30, 2023, were as follows (in thousands):

	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023
Development costs	$173,702	$375,086
Leasehold costs	738	1,626

Total capital expenditures	$174,440	$376,712

Proved Properties

Proved oil and natural gas properties are reviewed for impairment on a nonrecurring basis. The impairment charge reduces the carrying values to their estimated fair values. These fair value measurements are classified as Level 3 measurements and include many unobservable inputs. Fair value is calculated as the estimated discounted future net cash flows attributable to the assets. The Company’s primary assumptions in preparing the estimated discounted future net cash flows to be recovered from oil and gas properties are based on (i) proved reserves, (ii) forward commodity prices and assumptions as to costs and expenses, and (iii) the estimated discount rate that would be used by potential purchasers to determine the fair value of the assets.

Unproved Properties

Unproved properties consist of costs incurred to acquire undeveloped leases. Unproved oil and gas leases are generally for a primary term of three to five years. In most cases, the term of the unproved leases can be extended by paying a lease renewal fee, meeting contractual drilling obligations, or by the presence of producing wells on the leases. Unproved costs related to successful drilling on unproved leases are reclassified to proved properties.

The Company reviews its unproved properties periodically for impairment. In determining whether an unproved property is impaired, the Company considers numerous factors including, but not limited to, current exploration and development plans, favorable or unfavorable exploration activity on the property being evaluated and/or adjacent properties, the Company’s geologists’ evaluation of the property, and the remaining months in the lease term for the property.

Impairments to Oil and Natural Gas Properties

During the three and six months ended June 30, 2023, the Company recorded non-cash impairment charges of $0.9 million to its oil and natural gas properties due to acreage expirations in non-core operating areas. No impairments were recorded to the Company’s oil and natural gas properties during the three and six months ended June 30, 2022.

Note 7. Net Income Per Common Share

Net income per common share—basic is calculated by dividing Net income by the weighted average number of shares of common stock outstanding during the period. Net income per common share—diluted assumes the conversion of all potentially dilutive securities and is calculated by dividing Net income by the sum of the weighted average number of shares of common stock, as defined above, outstanding plus potentially dilutive securities. Net income per common share—diluted considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares, as defined above, would have an anti-dilutive effect.

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

A reconciliation of Net income per common share is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2023	2022	2023	2022
Net income attributable to Earthstone Energy, Inc.	$58,042	$144,885	$118,590	$111,407

Net income attributable to Earthstone Energy, Inc. from assumed conversion of Series A Convertible Preferred Stock	—	4,351	—	4,351

Net income attributable to Earthstone Energy, Inc. - Diluted	$58,042	$149,236	$118,590	$115,758

Net income per common share attributable to Earthstone Energy, Inc.:
Basic	$0.55	$1.85	$1.12	$1.57

Diluted	$0.54	$1.46	$1.10	$1.37

Weighted average common shares outstanding
Basic	106,209,657	78,291,037	106,091,850	70,909,353

Add potentially dilutive securities:
Unvested restricted stock units	204,310	493,600	276,434	506,760
Unvested performance units	922,728	2,003,778	1,069,778	1,979,770
Series A Convertible Preferred Stock	—	21,621,621	—	10,870,539

Diluted weighted average common shares outstanding	107,336,695	102,410,036	107,438,062	84,266,422

The Class B Common Stock has been excluded, as its conversion would eliminate noncontrolling interest and net income attributable to noncontrolling interest of $24.4 million for the three months ended June 30, 2023 and net income attributable to noncontrolling interest of $50.1 million for the six months ended June 30, 2023 would be added back to Net income attributable to Earthstone Energy, Inc. for the periods then ended, having no dilutive effect on Net income per common share attributable to Earthstone Energy, Inc.

The Class B Common Stock has been excluded, as its conversion would eliminate noncontrolling interest and net income attributable to noncontrolling interest of $73.1 million for the three months ended June 30, 2022 and net income attributable to noncontrolling interest of $54.7 million for the six months ended June 30, 2022 would be added back to Net income attributable to Earthstone Energy, Inc. for the periods then ended, having no dilutive effect on Net income per common share attributable to Earthstone Energy, Inc.

Note 8. Common Stock

Class A Common Stock

At June 30, 2023 and December 31, 2022, there were 106,331,055 and 105,547,139 shares of Class A Common Stock issued and outstanding, respectively.

During the three and six months ended June 30, 2023, as a result of the vesting and settlement of performance units and restricted stock units under the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan, as amended (the “2014 Plan”), Earthstone issued 188,064 and 1,404,966 shares, respectively, of Class A Common Stock, of which 56,683 and 517,156 shares, respectively, of Class A Common Stock were retained as treasury stock and canceled to satisfy the related employee income tax liability. For further discussion, see Note 9. Stock-Based Compensation. Additionally, on April 10, 2023, 105,894 shares of Class A Common Stock were released to Earthstone from escrow and canceled in connection with the settlement of the Chisholm Acquisition.

During the three and six months ended June 30, 2022, as a result of the vesting and settlement of performance units and restricted stock units under the 2014 Plan, Earthstone issued 163,753 and 933,896 shares, respectively, of Class A Common Stock, of which 48,232 and 335,124 shares, respectively, of Class A Common Stock were retained as treasury stock and canceled to satisfy the related employee income tax liability. In connection with the Chisholm Acquisition, on February 15, 2022, Earthstone issued 19,417,476 shares of Class A Common Stock valued at approximately $249.5 million on that date. In connection with the closing of the Bighorn Acquisition, on April 14, 2022, Earthstone issued 5,650,977 shares of Class A Common Stock valued at approximately $77.8 million on that date.

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Class B Common Stock

At June 30, 2023 and December 31, 2022, there were 34,257,641 and 34,259,641 shares of Class B Common Stock issued and outstanding. Each share of Class B Common Stock, together with one EEH Unit, is convertible into one share of Class A Common Stock. During the three and six months ended June 30, 2023, 2,000 shares of Class B Common Stock and EEH Units were exchanged for an equal number of shares of Class A Common Stock. During the three and six months ended June 30, 2022, 10,125 and 82,891 shares, respectively, of Class B Common Stock and EEH Units were exchanged for an equal number of shares of Class A Common Stock.

Note 9. Stock-Based Compensation

Restricted Stock Units

The 2014 Plan, allows, among other things, for the grant of restricted stock units (“RSUs”). As of June 30, 2023, the maximum number of shares of Class A Common Stock that may be issued under the 2014 Plan was 12.0 million shares.

Each RSU represents the contingent right to receive one share of Class A Common Stock. The holders of outstanding RSUs do not have voting rights prior to vesting and settlement. Holders of outstanding RSUs granted prior to December 1, 2022 do not have dividend rights prior to vesting and settlement. Holders of outstanding RSUs granted subsequent to December 1, 2022 do have dividend rights. The Company determines the fair value of granted RSUs based on the market price of the Class A Common Stock on the date of the grant. Compensation expense for granted RSUs is recognized on a straight-line basis over the vesting period and is net of forfeitures, as incurred. Stock-based compensation is included in General and administrative expense in the Condensed Consolidated Statements of Operations and is recorded with a corresponding increase in Additional paid-in capital within the Condensed Consolidated Balance Sheets.

The table below summarizes RSU award activity for the six months ended June 30, 2023:

	Shares	Weighted-Average Grant Date Fair Value
Unvested RSUs at December 31, 2022	869,978	$11.40
Granted	420,655	$13.37
Forfeited	(22,252)	$12.14
Vested	(361,166)	$11.10

Unvested RSUs at June 30, 2023	907,215	$12.41

As of June 30, 2023, there was $11.0 million of unrecognized compensation expense related to the RSU awards which will be recognized over a weighted average period of 1.06 years.

For the three and six months ended June 30, 2023, Stock-based compensation related to RSUs was $1.8 million and $3.6 million, respectively. For the three and six months ended June 30, 2022, Stock-based compensation related to RSUs was $1.5 million and $2.7 million, respectively.

Performance Units

Performance units include both performance-based stock units (“PSUs”) and performance-based restricted stock units (“PRSUs”). The table below summarizes performance unit activity for the six months ended June 30, 2023:

	Shares	Weighted-Average Grant Date Fair Value
Unvested Performance Units at December 31, 2022	2,616,085	$10.21
Granted	559,325	$18.86
Vested	(1,043,800)	$5.36

Unvested Performance Units at June 30, 2023	2,131,610	$14.85

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

On January 6, 2023, the Board of Directors of Earthstone (the “Board”) granted 258,150 PRSUs (the “2023 RTSR PRSUs”) to certain officers pursuant to the 2014 Plan. The 2023 RTSR PRSUs are payable in cash or shares of Class A Common Stock upon the achievement by Earthstone over a period commencing on January 1, 2023 and ending on December 31, 2025 (the “2023 Performance Period”) of certain performance criteria established by the Board. The Company classifies these awards that will be settled in cash as liability awards. PRSU grants to be settled in shares are classified as equity awards. The holders of 2023 RTSR PRSUs do not have any voting rights with respect to such PRSUs until vesting and settlement; however, such holders do have dividend rights.

The number of shares of Class A Common Stock that may be earned will be determined based on the TSR (as defined below) achieved by Earthstone relative to the TSR of each of the companies in the predetermined peer group during the Performance Period. Between 0x to 2.0x of the PRSUs are eligible to be earned based on Earthstone’s ranking relative to the companies in the predetermined peer group. In the event that greater than 1.0x of the 2023 RTSR PRSUs are earned, such additional PRSUs may be paid in cash rather than the issuance of shares of Class A Common Stock

Total shareholder return is generally determined by dividing (A) the volume weighted average price of a share of stock for the trading days during the thirty calendar days ending on and including the last calendar day of the applicable performance period minus the volume weighted average price of a share of stock for the trading days during the thirty calendar days ending on and including the first day of the applicable performance period plus cash dividends paid over the applicable performance period by (B) the volume weighted average price of a share of stock for the trading days during the thirty calendar days ending on and including the first day of the applicable performance period (“TSR”).

The Company accounts for the 2023 RTSR PRSU awards as market-based awards which are valued utilizing the Monte Carlo Simulation pricing model, which calculates multiple potential outcomes for an award and establishes grant date fair value based on the most likely outcome. For the 2023 RTSR PRSUs, assuming a risk-free rate of 3.89% and volatilities ranging from 40.6% to 142.5%, the Company calculated the weighted average grant date fair value per PRSU to be $20.06.

On January 6, 2023, the Board granted 301,175 PRSUs (the “2023 ATSR PRSUs”) to certain officers pursuant to the 2014 Plan. The 2023 ATSR PRSUs are payable in cash or shares of Class A Common Stock upon the achievement by Earthstone over the 2023 Performance Period of certain performance criteria established by the Board. The Company classifies these awards that will be settled in cash as liability awards. PRSU grants to be settled in shares are classified as equity awards. The holders of 2023 ATSR PRSUs do not have any voting rights with respect to such PRSUs until vesting and settlement; however, such holders do have dividend rights.

The 2023 ATSR PRSUs are eligible to be earned based on the annualized TSR of the Class A Common Stock during the 2023 Performance Period. Between 0x to 2.0x of the Performance Units are eligible to be earned based on Earthstone achieving an annualized TSR based on the following pre-established goals:

Earthstone’s Annualized TSR	TSR Multiplier
23.9% or greater	2.0
14.5%	1.0
8.4%	0.5
Less than 8.4%	0.0

In the event that greater than 1.0x of the 2023 ATSR PRSUs are earned, such additional PRSUs may be paid in cash rather than the issuance of shares of Class A Common Stock.

The Company accounts for the 2023 ATSR PRSUs as market-based awards which are valued utilizing the Monte Carlo Simulation pricing model, which calculates multiple potential outcomes for an award and establishes grant date fair value based on the most likely outcome. For the 2023 ATSR PRSUs, assuming a risk-free rate of 3.89% and volatility of 77%, the Company calculated the weighted average grant date fair value per PRSU to be $17.84.

On January 30, 2020, the Board granted 1,043,800 PSUs (the “2020 PSUs”) to certain officers pursuant to the 2014 Plan (the “2020 Grant”).

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The 2020 PSUs were settled on January 31, 2023 resulting in the issuance of 1,043,800 shares of Class A Common Stock and cash payments totaling approximately $14.5 million.

As of June 30, 2023, there was $17.7 million of unrecognized compensation expense related to all PSU awards which will be amortized over a weighted average period of 0.89 years.

For the three and six months ended June 30, 2023, Stock-based compensation related to all performance units was approximately $6.1 million and $8.9 million, respectively. For the three and six months ended June 30, 2022, Stock-based compensation related to all performance units was approximately $4.5 million and $9.1 million, respectively.

The Company classifies awards that will be settled in cash as liability awards. PSU grants to be settled in shares are classified as equity awards. Corresponding liabilities of $12.7 million and $14.4 million related to the performance units were included in Other current liabilities and Accrued expenses, respectively, in the Condensed Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022, respectively. Additionally, corresponding liabilities of $2.2 million and $10.4 million related to the performance units were included in Other noncurrent liabilities in the Condensed Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022, respectively.

Note 10. Long-Term Debt

The Company’s long-term debt consisted of the following (in thousands):

	June 30, 2023	December 31, 2022
Revolving credit facility(1)	$—	$270,136
Term loan under credit facility due 2027	—	250,000
8.000% Senior notes due 2027	550,000	550,000
9.875% Senior notes due 2031	500,000	—

	1,050,000	1,070,136
Unamortized debt issuance costs on term loan	—	(5,309)
Unamortized debt issuance costs on 8.000% Senior notes	(9,660)	(10,948)
Original issue discount on 9.875% Senior notes(2)	(10,160)	—
Unamortized debt issuance costs on 9.875% Senior notes(2)	(8,625)	—

Long-term debt, net	$1,021,555	$1,053,879

(1)

Related to the borrowings under the revolving credit facility, the Company had debt issuance costs of $16.4 million and $15.3 million, net of accumulated amortization of $8.5 million and $6.5 million, as of June 30, 2023 and December 31, 2022, respectively. Unamortized deferred financing costs on the borrowings under the revolving credit facility are included in Other noncurrent assets in the Condensed Consolidated Balance Sheets.

(2)

The 9.875% Senior notes due 2031 were issued on June 30, 2023 resulting in no amortization of the original issue discount and debt issuance costs in the current period. Beginning July 1, 2023, the Company will show amortization of the original issue discount and debt issuance costs as interest expense in the Condensed Consolidated Statement of Operations.

Credit Agreement

On November 21, 2019, Earthstone, EEH (the “Borrower”), Wells Fargo Bank, National Association, as Administrative Agent and Issuing Bank (“Wells Fargo”), BOKF, NA dba Bank of Texas, as Issuing Bank with respect to Existing Letters of Credit, Royal Bank of Canada, as Syndication Agent, Truist Bank, as successor by merger to SunTrust Bank, as Documentation Agent, and the Lenders party thereto (collectively, the “Parties”) entered into a credit agreement (together with all amendments or other modifications, the “Credit Agreement”), which replaced the prior credit facility, which was terminated on November 21, 2019.

On March 30, 2023, Earthstone, EEH, Wells Fargo, the lenders party thereto (the “Lenders”) and the guarantors party thereto entered into an amendment (the “Eighth Amendment”) to the Credit Agreement. Among other things, the Eighth Amendment (i) increased elected commitments from $1.2 billion to $1.4 billion, (ii) settled the $250 million term loan tranche under the Credit Agreement (the “Term Loan”) through an elected revolving commitment, (iii) redetermined the borrowing base at $1.65 billion as a part of the regularly scheduled redetermination, (iv) added new banks to the lending group, and (v) made certain administrative changes.

On July 7, 2023, Earthstone, EEH, Wells Fargo, the Lenders and the guarantors party thereto entered into an amendment (the “Ninth Amendment”) to the Credit Agreement. Among other things, the Amendment (i) adds JPMorgan Chase Bank, N.A. and Citibank N.A. as new Lenders, arrangers, and documentation agents for the Lenders under the Credit Agreement, (ii) increases the aggregate elected borrowing base commitments from $1.40 billion to $1.75 billion, and (iii) increases the borrowing base from $1.65 billion to $2.00 billion. The effectiveness of the Amendment is conditioned upon, among other things, the closing of the previously announced Novo Transactions.

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The next regularly scheduled redetermination of the borrowing base is expected to occur on or around October 1, 2023. Subsequent redeterminations are expected to occur on or about each May 1st and November 1st thereafter. The amounts borrowed under the Credit Agreement bear annual interest rates at either (a) the adjusted SOFR Rate (as customarily defined) (the “Adjusted Term SOFR Rate”) plus 2.25% to 3.25% or (b) the sum of (i) the greatest of (A) the prime rate of Wells Fargo, (B) the federal funds rate plus 1⁄2 of 1.0%, and (C) the Adjusted Term SOFR Rate for an interest rate period of one month plus 1.0%, (ii) plus 1.25% to 2.25%, depending on the amount borrowed under the Credit Agreement. Principal amounts outstanding under the Credit Agreement are due and payable in full at maturity on June 2, 2027. All of the obligations under the Credit Agreement, and the guarantees of those obligations, are secured by substantially all of EEH’s assets. Additional payments due under the Credit Agreement include paying a commitment fee of 0.375% to 0.50% per year, depending on the amount borrowed under the Credit Agreement, to the Lenders in respect of the unutilized commitments thereunder. EEH is also required to pay customary letter of credit fees.

The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, EEH’s ability to incur additional indebtedness, create liens on assets, make investments, pay dividends and distributions or repurchase its limited liability interests, engage in mergers or consolidations, sell certain assets, sell or discount any notes receivable or accounts receivable and engage in certain transactions with affiliates.

In addition, the Credit Agreement requires EEH to maintain the following financial covenants: a current ratio, (as such term is defined in the Credit Agreement) of not less than 1.0 to 1.0 and a consolidated leverage ratio of not greater than 3.5 to 1.0. Consolidated leverage ratio means the ratio of (i) the aggregate debt of EEH and its consolidated subsidiaries as at the last day of the fiscal quarter to (ii) EBITDAX for the applicable period, which was calculated as EBITDAX for the four consecutive fiscal quarters ending on such date. The term “EBITDAX” means, for any period, the sum of consolidated net income (loss) for such period plus (a) the following expenses or charges to the extent deducted from consolidated net income (loss) in such period: (i) interest, (ii) taxes, (iii) depreciation, (iv) depletion, (v) amortization, (vi) certain distributions to employees related to the stock compensation, (vii) certain transaction related expenses, (viii) reimbursed indemnification expenses related to certain dispositions and investments, (ix) non-cash extraordinary, usual, or nonrecurring expenses or losses, (x) other non-cash charges and minus (b) to the extent included in consolidated net income (loss) in such period: (i) non-cash income, (ii) gains on asset dispositions, disposals and abandonments outside of the ordinary course of business and (iii) to the extent not otherwise deducted from consolidated net income (loss), the aggregate amount of any pass-through cash distributions received by Borrower during such period in an amount equal to the aggregate amount of pass-through cash distributions actually made by Borrower during such period.

The Credit Agreement contains customary affirmative covenants and defines events of default to include failure to pay principal or interest, breach of covenants, breach of representations and warranties, insolvency, judgment default and a change in control. Upon the occurrence and continuance of an event of default, the Lenders have the right to accelerate repayment of the loans and exercise their remedies with respect to the collateral. As of June 30, 2023, EEH was in compliance with the covenants under the Credit Agreement.

As of June 30, 2023, no borrowings were outstanding under the Credit Agreement, resulting in $1.4 billion of borrowing base availability. At December 31, 2022, $270.1 million and $250.0 million of borrowings were outstanding under the revolving tranche and the term loan tranche of the Credit Agreement, respectively.

For the three and six months ended June 30, 2023, the interest rate on borrowings under the revolving tranche of the Credit Agreement averaged 7.60% and 7.56% per annum, respectively, which excluded commitment fees of $0.9 million and $1.6 million, respectively, and amortization of deferred financing costs of $1.0 million and $2.0 million, respectively. For the three and six months ended June 30, 2022, the interest rate on borrowings under the Credit Agreement averaged 4.42% and 4.04% per annum, respectively, which excluded commitment fees of $0.0 million and $0.2 million, respectively, and amortization of deferred financing costs of $0.9 million and $1.6 million, respectively.

No costs associated with the revolving tranche of the Credit Agreement were capitalized during the three months ended June 30, 2023. During the six months ended June 30, 2023, the Company capitalized $3.1 million of costs associated with the revolving tranche of the Credit Agreement. There were no costs associated with the term loan tranche of the Credit Agreement to capitalize during the three and six months ended June 30, 2023. During the three and six months ended June 30, 2022, the Company capitalized $5.7 million and $11.6 million, respectively, of costs associated with the Credit Agreement. The Company’s policy is to capitalize the financing costs associated with its debt and amortize those costs on a straight-line basis over the term of the associated debt, which approximates the effective interest method over the term of the related debt.

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

8.000% Senior Notes

At June 30, 2023, there were $550.0 million of outstanding senior notes due 2027 (the “2027 Notes”). The 2027 Notes will mature on April 15, 2027 with interest accruing at a rate of 8.000% per annum payable semi-annually in cash in arrears on April 15 and October 15 of each year. The 2027 Notes are guaranteed on a senior unsecured basis by Earthstone and four subsidiaries of EEH (the “Guarantors”) and the 2027 Notes may be guaranteed by certain of EEH’s future restricted subsidiaries. The 2027 Notes are unsecured, rank equally in right of payment with all existing and future senior unsecured indebtedness of EEH and the Guarantors, including the 2031 Notes, and rank senior in right of payment to any future subordinated indebtedness of EEH and the Guarantors. The 2027 Notes will rank effectively junior to all secured indebtedness of EEH and the Guarantors, including indebtedness under the Credit Agreement, to the extent of the value of the assets securing such indebtedness. The 2027 Notes will rank structurally junior in right of payment to all indebtedness and other liabilities, including trade payables, of any future subsidiary of EEH that are not guarantors. The indenture dated April 12, 2022 under which the 2027 Notes were issued also contains certain restrictive covenants, redemption rights, events of default and other customary provisions.

As of June 30, 2023, accrued interest of $9.3 million associated with the 2027 Notes was included in Accrued expenses in the Condensed Consolidated Balance Sheets.

9.875% Senior Notes

On June 30, 2023, EEH completed an offering of $500.0 million aggregate principal amount of EEH’s 9.875% senior notes due 2031 (the “2031 Notes”). The 2031 Notes will mature on July 15, 2031 with interest accruing at a rate of 9.875% per annum payable semi-annually in cash in arrears on January 15 and July 15 of each year, commencing January 15, 2024. The 2031 Notes are guaranteed on a senior unsecured basis by the Guarantors and the 2031 Notes may be guaranteed by certain of EEH’s future restricted subsidiaries. The 2031 Notes are unsecured, rank equally in right of payment with all existing and future senior unsecured indebtedness of EEH and the Guarantors, including the 2027 Notes, and rank senior in right of payment to any future subordinated indebtedness of EEH and the Guarantors. The 2031 Notes will rank effectively junior to all secured indebtedness of EEH and the Guarantors, including indebtedness under the Credit Agreement, to the extent of the value of the assets securing such indebtedness. The 2031 Notes will rank structurally junior in right of payment to all indebtedness and other liabilities, including trade payables, of any future subsidiary of EEH that are not guarantors. The indenture dated June 30, 2023 under which the 2031 Notes were issued (the “Indenture”) also contains certain restrictive covenants, redemption rights, events of default and other customary provisions.

Subject to the terms of the Indenture, if the consummation of the Novo Acquisition does not occur before a specified date, EEH will be required to redeem all of the 2031 Notes issued on the issue date at a redemption price equal to 100% of the initial issue price of the 2031 Notes, plus accrued and unpaid interest on the 2031 Notes being redeemed, if any.

As of June 30, 2023, accrued interest of $0.1 million associated with the 2031 Notes was included in Accrued expenses in the Condensed Consolidated Balance Sheets.

Note 11. Asset Retirement Obligations

The Company has asset retirement obligations associated with the future plugging and abandonment of oil and gas properties and related facilities. Revisions to the liability typically occur due to changes in the estimated abandonment costs, well economic lives, and the discount rate.

The following table summarizes the Company’s asset retirement obligation transactions recorded during the six months ended June 30, 2023 (in thousands):

2023
Beginning asset retirement obligations	$30,559
Liabilities incurred	171
Liabilities settled	(1,036)
Accretion expense	1,275
Divestitures	(892)
Revision of estimates	478

Ending asset retirement obligations	$30,555

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 12. Related Party Transactions

FASB ASC Topic 850, Related Party Disclosures, requires that information about transactions with related parties that would make a difference in decision making shall be disclosed so that users of the financial statements can evaluate their significance. The Audit Committee of the Board independently reviews and approves all related party transactions.

Earthstone has two significant shareholders that consist of various investment funds managed by each of the two private equity firms who may manage other investments in entities with which the Company interacts in the normal course of business (the “Significant Shareholders” or separately, each a “Significant Shareholder”).

As discussed in Note 5. Acquisitions and Divestitures, the Chisholm Acquisition was consummated on February 15, 2022, whereby the Company acquired the Chisholm Assets for a purchase price of $383.9 million in cash, net of customary purchase price adjustments, and approximately 19.4 million shares of Class A Common Stock. A Significant Shareholder was the majority owner of Chisholm as of the closing of the Chisholm Acquisition. The deferred payment of $70 million as of March 31, 2022 was paid on April 15, 2022 and included in Deferred acquisition payment – Chisholm in the Condensed Consolidated Balance Sheet as of March 31, 2022. The issuance of approximately 19.4 million shares of Class A Common Stock in connection with the closing of the Chisholm Acquisition was (1) approved by a majority of the voting power of all outstanding disinterested shares of the Common Stock and (2) increased the Significant Stockholder’s beneficial ownership of Class A Common Stock from approximately 25% to 36% as of February 15, 2022. On April 10, 2023, 105,894 shares of Class A Common Stock were released to Earthstone from escrow and canceled in connection with the settlement of the Chisholm Acquisition.

As discussed in Note 5. Acquisitions and Divestitures, on June 14, 2023, EEH entered into the Novo Purchase Agreement. Pursuant to the Novo Purchase Agreement, EEH will acquire the Novo Assets for an aggregate purchase price of $1.5 billion in cash, subject to customary purchase price adjustments, and reduced by NOG’s portion of the purchase price pursuant to the Cooperation Agreement. A Significant Shareholder is the majority owner of the Sellers.

Note 13. Commitments and Contingencies

Legal

George Assad, et. al. v. EnCap Investments L.P., et. al.: On September 12, 2022, a complaint (the “Complaint”) styled as a “derivative action” was filed in the Delaware Court of Chancery (the “Court”) by George Assad (the “plaintiff”) a purported holder of a small number of shares of Class A Common Stock against Earthstone, six of its 10 directors and EnCap Investments L.P. (“EnCap”), a principal stockholder. The Complaint alleges that a majority of Earthstone’s directors were conflicted and, along with EnCap, breached their fiduciary duties in approving the sale of shares of Series A Convertible Preferred Stock that is convertible into Class A Common Stock pursuant to the Securities Purchase Agreement dated as of January 30, 2022, by and among Earthstone and the Investors. The plaintiff requested the Court to declare that the defendants breached their fiduciary duties, award of unspecified monetary damages, including interest and costs, and/ or rescind the stock purchase transaction. On October 14, 2022, the defendants filed a motion to dismiss the amended Complaint. Earthstone believes the Complaint is completely without merit and intends to contest vigorously the allegations made therein and to seek reimbursement for its costs and expenses in so doing. Earthstone carries insurance for the claims asserted against it and the officer and director defendants in the Complaint, and the carrier has accepted coverage subject to applicable self-retentions and limits of liability. The Company does not expect this case to have a material adverse effect on the results of operations, financial position or cash flows of the Company.

From time to time, the Company may be involved in other various legal proceedings and claims in the ordinary course of business, none of which are reasonably expected to result in a material liability to the Company as of June 30, 2023.

Environmental and Regulatory

As of June 30, 2023, there were no known environmental or other regulatory matters related to the Company’s properties or operations that are reasonably expected to result in a material liability to the Company.

Note 14. Income Taxes

The Company’s corporate structure requires the filing of two separate U.S. Federal income tax returns and one Canadian income tax return which include Lynden US, Earthstone, and Lynden Corp, respectively. As such, taxable income of Earthstone cannot be offset by tax attributes, including net operating losses, of Lynden US, nor can taxable income of Lynden US be offset by tax attributes of Earthstone. Earthstone and Lynden US record a tax provision, respectively, for their share of the book income or loss of EEH, net of the non-controlling interest. As EEH is treated as a partnership for U.S. Federal income tax purposes, it is not subject to income tax at the federal level and only recognizes the Texas Margin Tax.

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

On February 15, 2022, the Company completed the Chisholm Acquisition which included the issuance of 19,311,582 shares of Class A Common Stock, which resulted in an ownership change within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). As a result of the ownership change, the Company’s ability to utilize net operating losses (“NOLs”) and credits generated prior to the ownership change date may be limited to offset taxable income incurred after the ownership change date (the “382 Limitation”).

As of June 30, 2023 and December 31, 2022, current liabilities of $1.6 million and $1.8 million, respectively, are included in Other current liabilities in the Condensed Consolidated Balance Sheets related solely to current Texas Margin Tax payable.

During the six months ended June 30, 2023, the Company recorded income tax expense of approximately $36.7 million comprised of (1) deferred federal income tax expense for Earthstone of $31.0 million resulting from its share of the distributable income from EEH, (2) a deferred federal income tax expense for Lynden US of $1.8 million as a result of its share of the distributable income from EEH and (3) income tax expense of $3.9 million related to both current and deferred state income taxes. Lynden Corp incurred no material income or loss, or related income tax expense or benefit, for the six months ended June 30, 2023.

During the six months ended June 30, 2022, the Company recorded income tax expense of approximately $21.2 million which included (1) a deferred income tax expense for Earthstone of $17.9 million which included a deferred income tax expense of $24.3 million resulting from its share of the distributable income from EEH, offset by a $6.4 million release of valuation allowance, (2) a deferred income tax expense for Lynden US of $2.0 million as a result of its share of the distributable income from EEH and (3) income tax expense of $1.3 million related to state taxes. Lynden Corp incurred no material income or loss, or related income tax expense or benefit, for the six months ended June 30, 2022.

Note 15. Supplemental Disclosures

Accounts Payable

The following table summarizes the Company’s current accounts payable at June 30, 2023 and December 31, 2022 (in thousands):

	June 30,	December 31,
	2023	2022
Accounts payable related to vendors	$37,430	$76,044
Accounts payable related to severance taxes	8,752	10,380
Other	7,642	5,391

Total accounts payable	$53,824	$91,815

Revenue and Royalties Payable

The following table summarizes the Company’s revenues held in suspense and royalties payable at June 30, 2023 and December 31, 2022 (in thousands):

	June 30,	December 31,
	2023	2022
Revenue held in suspense	$115,540	$101,838
Revenue and royalties payable	50,840	61,530

Total revenue and royalties payable	$166,380	$163,368

EARTHSTONE ENERGY, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Accrued Expenses

The following table summarizes the Company’s current accrued expenses at June 30, 2023 and December 31, 2022 (in thousands):

	June 30,	December 31,
	2023	2022
Accrued capital expenditures	$42,866	$38,482
Accrued lease operating expenses	16,342	14,173
Accrued interest	9,450	10,995
Accrued general and administrative expense	8,417	7,351
Accrued ad valorem taxes	18,873	4,243
Other	6,253	5,698

Total accrued expenses	$102,201	$80,942

Supplemental Cash Flow Information

The following table provides supplemental disclosures of cash flow information for the three months ended June 30, 2023 and 2022 (in thousands):

	For the Six Months Ended June 30,
	2023	2022
Cash paid for:
Interest	$43,035	$9,468
Income taxes	$1,251	$625
Non-cash investing and financing activities:
Class A Common Stock issued in Chisholm Acquisition	$(1,361)	$249,515
Class A Common Stock issued in Bighorn Acquisition	$—	$77,757
Accrued capital expenditures	$74,689	$44,285
Lease asset additions - ASC 842	$997	$678
Asset retirement obligations	$649	$284